Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

September 1, 2004

Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815

     Ladies and Gentlemen:

     This firm has acted as counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to $225,000,000 in aggregate principal amount of Senior Convertible Debentures due 2034 (the “Debentures”) and up to 7,401,420 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), initially issuable by the Company upon conversion of the Debentures, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price thereof. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Indenture, dated as of March 19, 2004 (the “Indenture”), by and among the Company, as issuer, CapitalSource Holdings LLC (“CS Holdings”) and CapitalSource Finance LLC (“CS Finance”), as guarantors and U.S. Bank National Association, as trustee.

3.	A copy of the form of Debenture issued pursuant to the Indenture.

4.	A copy of the form of certificate evidencing the shares of Common Stock issuable upon conversion of the Debentures.

5.	The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on August 19, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

CapitalSource Inc.
September 1, 2004

6.	The Certificate of Formation, as amended, of CS Holdings, as certified by the Secretary of State of the State of Delaware on August 19, 2004 and as certified by the Secretary of CS Holdings on the date hereof as being complete, accurate and in effect.

7.	The Certificate of Formation, as amended, of CS Finance, as certified by the Secretary of State of the State of Delaware on August 19, 2004 and as certified by the Secretary of CS Finance on the date hereof as being complete, accurate and in effect.

8.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

9.	The Fourth Amended and Restated Limited Liability Company Operating Agreement of CS Holdings, as amended, as certified by the Secretary of CS Holdings on the date hereof as being complete, accurate and in effect.

10.	The Amended and Restated Limited Liability Company Operating Agreement of CS Finance, as certified by the Secretary of CS Finance on the date hereof as being complete, accurate and in effect.

11.	Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent dated March 11, 2004, resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on March 16, 2004, and actions by the sole members of CS Holdings and CS Finance adopted by written consent dated as of March 18, 2004, in each case as certified by the Secretary of the Company, CS Holdings or CS Finance, as applicable, on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Indenture, the Debentures and the Shares.

12.	A certificate of certain officers of the Company, CS Holdings and CS Finance dated as of the date hereof, as to certain facts relating to the Company, CS Holdings and CS Finance.

     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended,

CapitalSource Inc.
September 1, 2004

and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as being applicable to the transactions contemplated in the Indenture and the Debentures.

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

     (a)     Assuming due execution, authentication and delivery of the Debentures as provided in the Indenture, the Debentures constitute valid and binding obligations of the Company; and

     (b)     Following issuance of the Shares upon conversion of the Debentures in accordance with their terms and the terms of the Indenture, such Shares will be validly issued, fully paid and non-assessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.